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EXHIBIT 16 TO FORM 8-K


July 17, 2002




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4(a) of Form 8-K dated July 17, 2002, of Herley Industries, Inc. and are in agreement with the statements contained in the second paragraph (except for the last sentence of the second paragraph), the third paragraph and the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                       Very truly yours,

                                       /s/ Ernst & Young LLP









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